        [LETTERHEAD OF STATE OF NEW YORK DEPARTMENT OF PUBLIC SERVICE]




                                        June 25, 1996


Keith J. Roland, Esq.
Roland, Fogel, Koblenz & Carr
One Columbia Place
Albany, New York  12207

                   Re:  Teleport Communications
                        Group, Inc. -- Issuance of Debt
                        -------------------------------

Dear Mr. Roland:

        This is in response to your request for an opinion as to whether Teleport Communications Group, Inc. may, under existing Commission orders, issue up to $1.75 billion in long-term debt.

        You report that Teleport Communications Group, Inc. (TCGI) was authorized, by order issued November 30, 1993 in Case 93-C-0739, to issue up to $1 billion in long term debt. Subsequently, TCG New York, Inc. (TCGNY), a wholly-owned subsidiary of TCGI, was separately authorized to issue $1 billion in long term debt by order issued August 25, 1995 in Case 95-C-0493. Of this amount, $250 million was for the purpose of refunding debt previously arranged by TCGI.

        Thus, the consolidated capital structure of the parent and subsidiary has been authorized, by separate permissions granted to the parent and subsidiary, to show debt of $1.75 billion. In light of these facts, it would be consistent with the Commission's policies for "reasonable regulation"/1/ of non-dominant competitive carriers to interpret the existing Commission orders as authorizing TCGI and TCGNY to issue up to $1.75 billion in underlying long term debt on an aggregate basis, with such underlying aggregate amount to be allocated between the two entities as is necessary for the Teleport organization's business structure and operations.


- - ---------------
        /1/ See, e.g., Case 90-C-0166 - Petition of ALLTEL Corporation for a
                 ----                   ------------------------------------
Declaratory Ruling, issued April 23, 1990.
- - ------------------

        Accordingly, it is my view that TCGI may issue in excess of $1 billion in underlying long term debt so long as the aggregate total amount of underlying debt issued by TCGI and TCGNY does not exceed $1.75 billion.


                                        Very truly yours,

                                        /s/ Maureen O. Helmer

                                        MAUREEN O. HELMER
                                        General Counsel


cc:  Chairman O'Mara
     Deputy Chairman Zeltmann
     Commissioner Jerry
     Commissioner Cotter
     Commissioner Dunleavy